[LETTERHEAD OF KOSTIN, RUFFKESS & COMPANY, LLC]

August 22, 2005

U.S. Energy Systems, Inc.
One North Lexington Avenue
White Plains, NY 10601

Re: U.S. Energy Systems, Inc. (the "Company") - Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004, March 31, 2005 and June 30, 2005, as amended (collectively the "Applicable Reports").

Ladies and Gentlemen:

This letter shall confirm that, in our judgment, the Company's change in the application of the accounting principles described in Note B(2) of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2005 and the adjustments contemplated thereby to the Applicable Reports and reflected or to be reflected in the consolidated financial statements included or to be included in the Applicable Reports are preferable under the circumstances to the application of the accounting principles previously employed by the Company respecting such matters.

Respectfully,


/s/ Kostin Ruffkess & Company, LLC

KOSTIN RUFFKESS & COMPANY, LLC